Exhibit 99.1

Conn’s, Inc. Announces Preliminary Fourth-Quarter Fiscal 2014 Results and Updates Fiscal 2015 Earnings Guidance

THE WOODLANDS, Texas--(BUSINESS WIRE)--February 20, 2014--Conn’s, Inc. (NASDAQ:CONN), a specialty retailer of home appliances, furniture, mattresses, consumer electronics and provider of consumer credit, today announced preliminary fourth-quarter fiscal 2014 results and updated 2015 earnings guidance. The Company also announced it will host a conference call on March 27, 2014, to discuss its fiscal 2014 fourth-quarter financial results.

Significant items for the fourth quarter of fiscal 2014 include:

  Same store sales rose an estimated 33.4% from the same period last year;
  Preliminary retail segment net sales increased 44.8% over the prior-year quarter to an estimated $301.6 million;
  Estimated retail gross margin expanded from the same period last year to approximately 40%;
  Credit segment provision for bad debts as a percentage of the average outstanding portfolio balance is expected to exceed previously issued full-year fiscal 2014 guidance;
  The percentage of the customer portfolio balance 60-plus days delinquent was 8.8% at January 31, 2014, an increase of 30 basis points from October 31, 2013;
  Consolidated selling, general and administrative expenses were approximately 27% of total revenues;
  Planned new store openings of 15 to 20 for fiscal 2015 re-affirmed; and
  Fiscal 2015 earnings guidance revised to $3.40 to $3.70 per diluted share.

Based on preliminary results, the Company expects to generate diluted earnings per share of between $0.76 and $0.81 in the fourth quarter of fiscal 2014, which includes a net benefit of approximately $0.01 per diluted share associated with facility closures. After excluding this benefit, adjusted diluted earnings per share for the three months ended January 31, 2014, is expected to range between $0.75 and $0.80 – below the level anticipated in the Company’s previously issued full-year fiscal 2014 guidance. This decline reflects the impact of increased provision for bad debt due to higher-than-expected accounts receivable charge-offs and delinquency rates in December and January, and portfolio growth.

The Company updated its full-year fiscal 2015 earnings guidance to reflect the impact of higher-than-anticipated recent delinquency rates and lower expected sales increases, principally in the electronics category. For the fiscal year ending January 31, 2015, the Company currently expects to generate diluted earnings per share of $3.40 to $3.70 which compares to previous guidance of $3.80 to $4.00 per diluted share.

Theodore M. Wright, Conn’s chairman and chief executive officer stated, “Our revised earnings guidance for fiscal 2014 of an adjusted $2.59 to $2.64 per diluted share is an increase of approximately 60% from the prior year. Our retail performance was outstanding for the fourth quarter and full year. We achieved our target of 40% retail gross margin for the quarter and realized significant operating leverage. Newly opened stores are performing well and contributing to profitability.

“Credit segment performance did not keep pace and delinquency and charge-offs rose in December and January. Sales driven portfolio growth combined with seasonal portfolio increases placed pressure on our collections operation and execution deteriorated. Sustained below-normal temperatures and the related higher energy costs in some of our markets also temporarily impacted our consumer’s income available for debt service.

“We made minor adjustments to our underwriting standards in the third quarter and early fourth quarter and are seeing the benefits of these changes in early stage delinquency. The pace of portfolio growth will slow with normal seasonal trends. Our marketing effectiveness with higher credit score customers has also improved. The benefits of these changes to portfolio performance will be realized over the next several quarters.

“Unusually severe weather in the fourth quarter of fiscal 2014 did not prevent us from reaching our sales objectives. Since the first of the year, however, vendor supported promotion of televisions has declined compared to the holiday season and the same period a year ago. Net purchase prices for consumers increased significantly for many of our key television models and same store sales trends in electronics are below fourth-quarter fiscal 2014 levels. While our sales outlook for other product categories remains positive, we have revised our fiscal 2015 guidance to include lower expected sales rates in electronics

“We are excited about Conn’s business model and our growth opportunities. Fiscal 2015 results will be influenced by the full-year impact of the 14 stores opened in fiscal 2014, the planned opening of 15 to 20 new Conn’s HomePlus stores and expected same store sales growth. Additionally, retail margins should benefit from merchandising and sourcing improvements realized over the course of our last fiscal year.”

Preliminary Fourth-Quarter Fiscal 2014 Retail Segment Update

Net sales for the three months ended January 31, 2014 were an estimated $301.6 million, increasing $93.3 million, or 44.8%, from the same period last year. Net sales represent total product sales, repair service agreement commissions and service revenues. Same store sales (sales recorded in stores operated for the entirety of both periods) for the quarter ended January 31, 2014, rose an estimated 33.4% over the comparable prior-year period.

The following table presents preliminary net sales by category and changes in net sales from the prior-year quarter:

	Three Months Ended January 31,						Same store
	2014	% of Total	2013	% of Total	Change	% Change	% change
	(dollars in millions)
Home appliance	$70.7	23.3%	$50.4	24.1%	$20.3	40.4%	29.5%
Furniture and mattress	72.3	24.0	39.8	19.1	32.5	81.4	59.7
Consumer electronic	88.9	29.5	72.4	34.7	16.5	22.8	13.2
Home office	37.3	12.4	22.6	10.9	14.6	64.7	53.0
Other	6.2	2.1	4.5	2.2	1.8	39.2	25.2
Product sales	275.4	91.3	189.7	91.0	85.7	45.2	31.8

Repair service agreement commissions	22.9	7.6	15.7	7.5	7.2	45.9	37.0
Service revenues	3.3	1.1	2.9	1.5	0.4	12.6
Total net sales	$301.6	100.0%	$208.4	100.0%	$93.3	44.8%	33.4%

Number of stores-
Beginning of period	72		65
Opened	8		4
Closed	(1)		(1)
End of period	79		68

The following provides a summary of items influencing the Company's major product category performance during the quarter, compared to the prior-year period:

  Home appliance unit volume increased 31%. Laundry sales were up 46%, refrigeration sales rose 34% and cooking sales increased 35%;
  Furniture unit sales increased 29% and the average selling price was up 19%;
  Mattress unit volume rose 70% and average selling price increased 12%;
  Television sales rose 17% in total and 9% on a same store basis. Home theater sales increased 58% and portable audio sales were up 89%; and
  Computer sales increased 77% and tablet sales rose 46%.

Retail gross margin, which includes gross profit from both product and repair service agreement sales, was approximately 40% for the quarter ended January 31, 2014, increasing over 300 basis points from the same period in fiscal 2013.

Preliminary Fourth-Quarter Fiscal 2014 Credit Segment Update

The customer portfolio balance was $1,068.3 million at January 31, 2014, increasing $326.7 million from a year ago. Provision for bad debts rose year over year due to a 50% expansion in receivable originations together with higher than anticipated charge-offs and delinquency rates in December and January. The percentage of the customer portfolio balance greater than 60 days delinquent was 8.8% as of January 31, 2014, compared to 7.1% a year ago and 8.5% as of October 31, 2013.

The following table presents preliminary credit portfolio data as of and for the three-month periods ended January 31, 2014 and 2013, and October 31, 2013 (dollars in millions):

	January 31,	October 31,	January 31,
	2014	2013	2013
Total outstanding balance	$1,068.3	$944.8	$741.5
Weighted average credit score of outstanding balances	594	591	600
Weighted average months since origination of outstanding balances	8.4	8.6	9.3
Account balances 60+ days past due	$94.4	$80.5	$52.9
Percent of balances 60+ days past due to total outstanding balance	8.8%	8.5%	7.1%
Percent of portfolio re-aged	11.3%	10.9%	11.7%

	Three Months Ended
	January 31,	October 31,	January 31,
	2014	2013	2013
Data for the periods ended:
Average total outstanding balance	$1,011.5	$895.1	$713.1
Weighted average origination credit score of sales financed	605	599	611
Weighted average monthly payment rate	4.8%	5.1%	5.1%
Interest and fee income yield, annualized	18.2%	17.8%	18.7%
Percent of bad debt charge-offs (net of recoveries)
to average outstanding balance, annualized	10.6%	7.6%	7.4%
Percent of sales paid for by payment option:
In-house financing, including down payment received	78.1%	79.5%	74.6%
Third-party financing	12.7%	11.5%	16.1%
Third-party rent-to-own options	3.6%	2.5%	3.3%
Total	94.4%	93.5%	94.0%

Based on preliminary results, the Company expects to generate diluted earnings per share of between $2.55 and $2.60 for the twelve months ended January 31, 2014, which includes net charges of approximately $0.04 per diluted share associated with facility closures. After excluding these net charges, adjusted diluted earnings per share for the fiscal year ended January 31, 2014, is expected to range between $2.59 and $2.64.

For fiscal 2013, diluted earnings per share of $1.56 included charges of $0.07 per diluted share associated with facility closures, relocation of the corporate office, early extinguishment of debt and severance. After excluding these charges, adjusted diluted earnings per share for the fiscal year ended January 31, 2014, was $1.63.

The preliminary financial results presented above are subject to the completion of the Conn’s financial closing procedures. Accordingly, our actual results may materially differ from the preliminary results presented. The Company will update and discuss its fourth-quarter and full-year results when it reports its financial results on March 27, 2014.

Fourth-Quarter Fiscal 2014 Conference Call

Conn’s will host a conference call on March 27, 2014, to discuss its fiscal 2014 fourth-quarter financial results. The conference call will begin at 10:00 a.m. CT / 11:00 a.m. ET. A press release regarding the operating results will be released the same day before the market opens.

Participants can join the call by dialing 877-754-5302 or 678-894-3020. The conference call will also be broadcast simultaneously via webcast on a listen-only basis. A link to the earnings release, webcast and fiscal 2014 fourth-quarter conference call presentation will be available at ir.Conns.com.

About Conn’s, Inc.

Conn’s is a specialty retailer currently operates 79 retail locations in Texas, Louisiana, Arizona, Oklahoma and New Mexico. The company’s primary product categories include:

  Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;
  Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;
  Consumer electronic, including LCD, LED, 3-D and plasma televisions, Blu-ray players, home theater and video game products, digital cameras, and portable audio equipment; and
  Home office, including computers, tablets, printers and accessories.

Additionally, Conn’s offers a variety of products on a seasonal basis. Unlike many of its competitors, the company provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party rent-to-own payment plans.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include information concerning our future financial performance, business strategy, plans, goals and objectives. Statements containing the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Although we believe that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements including, but not limited to: general economic conditions impacting our customers or potential customers; our ability to continue existing or offer new customer financing programs; changes in the delinquency status of our credit portfolio; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of our planned opening of new stores and the updating of existing stores; technological and market developments and sales trends for our major product offerings; our ability to protect against cyber-attacks or data security breaches and protect the integrity and security of individually identifiable data of our customers and our employees, our ability to fund our operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from our revolving credit facility, and proceeds from accessing debt or equity markets; and the other risks detailed in our SEC reports, including but not limited to, our Annual Report on Form 10-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, we are not obligated to publicly release any revisions or update to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Basis for Presentation of non-GAAP Disclosures

To supplement the Company’s preliminary fourth-quarter and full-year fiscal 2014 earnings estimates prepared and presented in accordance with generally accepted accounting principles ("GAAP"), the Company also provides adjusted earnings per diluted share for such periods and full-year fiscal 2013. This non-GAAP financial measure is not meant to be considered as a substitute for the comparable GAAP measure but should be considered in addition to results presented in accordance with GAAP, and is intended to provide additional insight into the Company’s operations and the factors and trends affecting the Company’s business. The Company’s management believes this non-GAAP financial measure is useful to readers because (1) it allows for greater transparency with respect to key metrics the Company uses in its financial and operational decision making and (2) they are used by some of its institutional investors and the analyst community to help them analyze the Company’s operating results.

Reconciliation of Fourth-Quarter Fiscal 2014 Projected Guidance for Earnings Per Diluted Share to Adjusted Earnings Per Diluted Share

	Low	High
Estimated diluted earnings per share (GAAP)	$0.76	$0.81
Less - Estimated facility closure benefit	(0.01)	(0.01)
Estimated diluted earnings per share, as adjusted (non-GAAP)	$0.75	$0.80

Reconciliation of Full-Year Fiscal 2014 Projected Guidance for Earnings Per Diluted Share to Adjusted Earnings Per Diluted Share

	Low	High
Estimated diluted earnings per share (GAAP)	$2.55	$2.60
Adjustments -
Estimated fourth-quarter facility closure benefit	(0.01)	(0.01)
Facility closure costs incurred during nine-months ended
October 31, 2013	0.05	0.05
Estimated diluted earnings per share, as adjusted (non-GAAP)	$2.59	$2.64

Reconciliation of Full-Year Fiscal 2013 Earnings Per Diluted Share to Adjusted Earnings Per Diluted Share

	Actual
Diluted earnings per share (GAAP)	$1.56
Adjustments -
Facility closure costs	0.02
Corporate office relocation	0.02
Severance costs	0.01
Loss from early extinguishment of debt	0.02
Diluted earnings per share, as adjusted (non-GAAP)	$1.63

CONN-G

CONTACT:
Conn’s, Inc.
Kim Paper Canning, 936-206-3156
or
S.M. Berger & Company
Andrew Berger, 216-464-6400